Exhibit 99.1

Collectors Universe Reports Operating Results for Third Quarter of Fiscal 2018

NEWPORT BEACH, CA – May 8, 2018 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its third quarter and nine months ended March 31, 2018.

Operational and Financial Highlights:

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Revenues in this year’s third quarter were $17.5 million, down 6% from the $18.6 million in last year’s third quarter. For this year’s nine months, revenues were $51.3 million, down 2% from $52.2 million in same period of last year.

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Our cards and autograph service revenues increased by $1.0 million, or 23%, in this year’s third quarter and $2.2 million, or 17% in this year’s nine months, representing record quarterly and nine-month revenues for that business.

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Our total coin service revenues declined by $2.0 million, or 16%, and by $3.0 million, or 8%, in this year’s third quarter and nine months. China coin revenues increased by $0.7 million, or 136%, and by $1.7 million, or 33%, in this year’s third quarter and nine months, as we continued to see brand acceptance in that region. However, in the United States, coins service revenues declined by $2.8 million or 24% and $5.0 million or 17%, due to the previously disclosed slowness in the domestic coin market.

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Coin service revenues generated by our overseas operations (inclusive of the China revenues discussed above) were 11% and 18% of total revenues in this year’s third quarter and nine months, as compared to 7% and 13% of total revenues in the same respective periods of last year.

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Our gross profit margins were 55% and 58%, respectively, in this year’s third quarter and nine months, as compared to 60% and 62% in the same respective periods of the prior year. Those declines were primarily attributable to the decreases in our U.S. coin revenues, as a significant proportion of our direct costs are relatively fixed in the short-term.

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Operating income was $2.0 million and $6.7 million in this year’s third quarter and nine months, as compared to $4.7 million and $12.0 million, respectively, in the corresponding periods of the prior year. The declines in operating income in the current year periods, primarily reflect the decreases in U.S. coin revenues as discussed above. In addition, we incurred higher non-cash stock-based compensation of $0.4 million and $0.6 million in this year’s third quarter and nine months, and $0.6 million in moving and lease exit costs for the relocation of our operations and headquarters to a new facility, in this year’s nine months.

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Income from continuing operations was $1.5 million, or $0.17 per diluted share, and $5.2 million, or $0.58 per diluted share, in this year’s third quarter and nine months as compared to $3.0 million, or $0.35 per diluted share, and $7.5 million, or $0.87 per diluted share, in the corresponding respective periods of the prior year. The provisions for income taxes in the current year periods, reflect federal income taxes at a blended rate of 28% arising from the Tax Cuts and Jobs Act that was enacted into law in December 2017.

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The Company’s cash position as of March 31, 2018 was $9.2 million, as compared to $9.8 million at June 30, 2017 and $8.7 million at December 31, 2017. Net cash used of $0.6 million in the nine months included $8.5 million of cash generated from continuing operations and $3.0 million of borrowings under our term loan, offset by $7.5 million used to pay cash dividends to stockholders, $4.4 million used for capital expenditures, and capitalized software costs, which are inclusive of expenditures for our new operations and headquarter facility and $0.2 million used for discontinued operations. In this year’s third quarter, we paid about $0.8 million in remaining disbursements for the new facility.

Collectors Universe, Inc.

■	On May 1, 2018, we announced our fourth quarter dividend of $0.175 per share of common stock, which will be paid on May 25, 2018 to stockholders of record on May 16, 2018.

Operations Commentary

Joseph J. Orlando Chief Executive Officer, stated, “After a slower than expected Q2, Collectors Universe finished Q3 in stronger fashion. While there are still segments of the PCGS domestic business and overall coin market that remain soft, other parts of our business performed well. PCGS continues to gain traction overseas as our international coin business increased by 55% over the same quarter a year ago. In addition, our PSA and PSA/DNA division set another quarterly revenue record and continued its record pace for the fiscal year”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Tuesday, May 8, 2018 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 800-289-0438 or 323-794-2423, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through May 22, 2018 by dialing 888-203-1112 or 719-457-0820 and entering access code 4327370#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectorsuniverse.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from the discussion of our operating results in this news release. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which historically has generated more than 60% of our consolidated revenues and a substantial portion of our operating income, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals or reduce demand for and transactions in collectible coins; the risks that domestic or international economic conditions may deteriorate and lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that weakness or volatility in economic conditions or increases in interest rates in the United States or in the overseas markets where we operate will lead to longer-term changes in the spending habits of consumers or in the availability, costs and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims will prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future.

Collectors Universe, Inc.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2017 which we filed with the Securities and Exchange Commission on August 31, 2017 and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but may in the future become, material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
Net revenues	$17,512	$18,596	$51,328	$52,206
Cost of revenues	7,818	7,365	21,745	19,979
Gross profit	9,694	11,231	29,583	32,227
Operating expenses:
Selling and marketing expenses	2,513	2,210	7,688	6,959
General and administrative expenses	5,195	4,312	15,148	13,274
Total operating expenses	7,708	6,522	22,836	20,233
Operating income	1,986	4,709	6,747	11,994
Interest and other income (expense), net	116	13	107	(59)
Income before provision for income taxes	2,102	4,722	6,854	11,935
Provision for income taxes	630	1,765	1,678	4,467
Income from continuing operations	1,472	2,957	5,176	7,468
Income (loss) from discontinued operations, net of income taxes	2	6	89	(3)
Net income	$1,474	$2,963	$5,265	$7,465

Net income per basic share:
Income from continuing operations	$0.17	$0.35	$0.60	$0.88
Income from discontinued operations	-	-	0.01	-
Net income per basic share	$0.17	$0.35	$0.61	$0.88

Net income per diluted share:
Income from continuing operations	$0.17	$0.35	$0.58	$0.87
Income from discontinued operations	-	-	0.01	-
Net income per diluted share	$0.17	$0.35	$0.59	$0.87

Weighted average shares outstanding:
Basic	8,703	8,482	8,651	8,478
Diluted	8,902	8,569	8,855	8,569
Dividends declared per common share	$0.175	$0.35	$0.875	$1.05

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

ASSETS	March 31, 2018	June 30, 2017
Current assets:
Cash and cash equivalents	$9,179	$9,826
Accounts receivable, net of allowance of $69 and $77 at March 31, 2018 and June 30, 2017, respectively	2,672	3,615
Inventories, net	2,929	2,722
Prepaid expenses and other current assets	1,610	1,661
Total current assets	16,390	17,824

Property and equipment, net	8,576	3,163
Goodwill	2,083	2,083
Intangible assets, net	2,341	2,183
Deferred income tax assets	2,499	2,864
Other assets	477	413
Non-current assets of discontinued operations	-	79
Total assets	$32,366	$28,609

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,605	$2,660
Accrued liabilities	1,884	1,652
Accrued compensation and benefits	3,276	4,373
Current portion of long-term debt	375	-
Income taxes payable	168	664
Deferred revenue	3,560	2,676
Current liabilities of discontinued operations	-	391
Total current liabilities	11,868	12,416

Deferred rent	3,289	276
Long Term Debt	2,625	-

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 9,016 and 8,921 issued and outstanding at March 31, 2018 and June 30, 2017, respectively.	9	9
Additional paid-in capital	85,899	84,948
Accumulated deficit	(71,324)	(69,040)
Total stockholders’ equity	14,584	15,917
Total liabilities and stockholders’ equity	$32,366	$28,609

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,265	$7,465
Discontinued operations	(89)	3
Income from continuing operations	5,176	7,468
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization expense	1,612	1,243
Stock-based compensation expense	951	330
Provision for bad debts	14	32
Provision for inventory write-down	389	32
Provision for warranty claims	343	506
Loss on sale of property and equipment	95	5
Deferred income taxes	365	-
Change in operating assets and liabilities:
Accounts receivable	953	(36)
Inventories	(596)	(1,050)
Prepaid expenses and other	51	(323)
Other assets	(64)	(172)
Accounts payable and accrued liabilities	(168)	(286)
Accrued compensation and benefits	(1,096)	402
Income taxes payable	(496)	1,252
Deferred revenue	884	445
Deferred rent	63	(73)
Net cash provided by operating activities of continuing operations	8,476	9,775
Net cash used in operating activities of discontinued businesses	(228)	(379)
Net cash provided by operating activities	8,248	9,396

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of business	6	53
Capital expenditures	(3,626)	(919)
Capitalized software	(720)	(723)
Patents and other intangibles	(7)	(5)
Net cash used in investing activities	(4,347)	(1,594)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term loan	3,000	-
Dividends paid to common stockholders	(7,548)	(8,933)
Net cash used in financing activities	(4,548)	(8,933)

Net decrease in cash and cash equivalents	(647)	(1,131)
Cash and cash equivalents at beginning of period	9,826	11,967
Cash and cash equivalents at end of period	$9,179	$10,836

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$39	$-
Income taxes paid during the period	1,542	$2,934
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Leasehold Improvements contributed by landlord	$2,949	$-